UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 16, 2026
Gyre Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 High Bluff Drive Suite 250 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 284-0115
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GYRE	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2026, Gyre Therapeutics, Inc. (“Gyre”) entered into an employment agreement with Ying Luo, Ph.D. (the “Luo Employment Agreement”), to continue to serve as Gyre’s Chief Executive Officer. The Luo Employment Agreement provides for Dr. Luo’s at-will employment and an annual base salary of $500,000, an annual bonus to be determined annually by the Board of Directors of Gyre (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) targeted at $150,000 for 2026, as well as his ability to participate in Gyre’s employee benefit plans generally. In the event of the termination of Dr. Luo’s employment by Gyre without “Cause” or by Dr. Luo for “Good Reason” (as each such term is defined in the Luo Employment Agreement), subject to Dr. Luo’s execution without revocation of a release of claims against Gyre and its subsidiaries, Dr. Luo will be entitled to: (i) an amount equal to Dr. Luo’s then-current base salary, paid in installments over six months, (ii) for up to twelve months, reimbursement of premium payments, as if Dr. Luo had remained an active employee, for any COBRA coverage that he timely elects and (iii) accelerated vesting of the portion of any outstanding equity awards held by Dr. Luo as of the termination date that were scheduled to vest during the twelve-month period following Dr. Luo’s termination date, had he remained employed during such time. In the event of the termination of Dr. Luo’s employment by Gyre without “Cause” or by Dr. Luo for “Good Reason” within three months prior to or twelve months after a change of control of Gyre, subject to Dr. Luo’s execution without revocation of a release of claims against Gyre and its subsidiaries, Dr. Luo will be entitled to: (a) a lump sum payment in an amount equal to Dr. Luo’s then-current annual base salary and target annual bonus for the year of termination, (b) for up to twelve months, reimbursement of premium payments, as if Dr. Luo had remained an active employee, for any COBRA coverage that he timely elects and (c) accelerated vesting of any outstanding equity awards held by Dr. Luo as of the termination date.

On October 16, 2026, Gyre entered into an employment agreement with Thomas Eastling (the “Eastling Employment Agreement”), to continue to serve as Gyre’s Chief Financial Officer. The Eastling Employment Agreement provides for Mr. Eastling’s at-will employment and an annual base salary of $339,066, an annual bonus to be determined annually by the Board or the Compensation Committee targeted at $70,000 for 2026, as well as his ability to participate in Gyre’s employee benefit plans generally. In the event of the termination of Mr. Eastling’s employment by Gyre without “Cause” or by Mr. Eastling for “Good Reason” (as each such term is defined in the Eastling Employment Agreement), subject to Mr. Eastling’s execution without revocation of a release of claims against Gyre and its subsidiaries, Mr. Eastling will be entitled to: (i) an amount equal to Mr. Eastling’s then-current base salary, paid in installments over six months, (ii) for up to twelve months, reimbursement of premium payments, as if Mr. Eastling had remained an active employee, for any COBRA coverage that he timely elects and (iii) accelerated vesting of the portion of any outstanding equity awards held by Mr. Eastling as of the termination date that were scheduled to vest during the twelve-month period following Mr. Eastling’s termination date, had he remained employed during such time. In the event of the termination of Mr. Eastling’s employment by Gyre without “Cause” or by Mr. Eastling for “Good Reason” within three months prior to or twelve months after a change of control of Gyre, subject to Mr. Eastling’s execution without revocation of a release of claims against Gyre and its subsidiaries, Mr. Eastling will be entitled to: (a) a lump sum payment in an amount equal to Mr. Eastling’s then-current annual base salary and target annual bonus for the year of termination, (b) for up to twelve months, reimbursement of premium payments, as if Mr. Eastling had remained an active employee, for any COBRA coverage that he timely elects and (c) accelerated vesting of any outstanding equity awards held by Mr. Eastling as of the termination date.
The above descriptions of the employment agreements for Dr. Luo and Mr. Eastling are qualified in their entirety by reference to the full text of the Luo Employment Agreement and the Eastling Employment Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

10.1+	Luo Employment Agreement

10.2+	Eastling Employment Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Denotes management contract, compensatory plan or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GYRE THERAPEUTICS, INC.

Date: October 22, 2026	By:	/s/ Thomas Eastling
	Name:	Thomas Eastling
	Title:	Chief Financial Officer